                                                                    Exhibit 99.1

                                      For:         J. Crew Group, Inc.

                                      Contact:     Scott Gilbertson
                                                   Chief Operating Officer
                                                   (212) 209-2535

                                                   Owen Blicksilver PR
                                                   (516) 742-5950

For Immediate Release

         J. CREW GROUP REPORTS SECOND QUARTER FINANCIAL RESULTS

         NEW YORK (August 22, 2003) - J. Crew Group, Inc. today announced financial results for the thirteen weeks ended August 2, 2003. These results reflect a new inventory management strategy as well as strategic changes in the Direct business, including the discontinuance of Clearance and Sale catalogs and reductions in pages circulated. The new inventory strategy contributed to a significant improvement in cash flow.

         Revenues for the second quarter of 2003 were $167.1 million compared to $167.6 million last year. Comparable store sales increased 2% in the second quarter, while net sales in the Direct business decreased 17%. Net income was $15.2 million for the quarter compared to a loss of $7.1 million last year. The 2003 quarter includes a gain on the exchange of debt of $41 million.

         The operating results for the second quarter reflect a $12 million decrease in gross profit with a decline in gross margin from 36.4% in 2002 to 29.4% in 2003. The margin decrease resulted from atypical and accelerated markdowns related to Spring 2003 and prior season merchandise.

         Revenues for the twenty-six weeks ended August 2, 2003 were $328.6 million, a decrease of 2% from last year. Comparable store sales declined 4% in the period while sales of Direct decreased 9%. Net loss for the six month period was $4.4 million compared to a $19.2 million loss last year.

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         The operating results for the six month period reflect a $23 million decrease in gross profit with a decline in gross margin from 38.2% in 2002 to 32.0% in 2003. This decrease was partially offset by a decline in selling, general and administrative expenses (excluding severance charges) of $7 million. Selling expense decreased by $4 million due to reduced circulation. The decrease in general and administrative expenses of $3 million resulted primarily from the effect of cost reduction initiatives in the first quarter and a $1.6 million insurance recovery in the second quarter. Interest expense was up $4 million for the six month period reflecting the increased interest rate and accretion in fair value on the new discount notes.

         The balance sheet at August 2, 2003 includes $31 million of cash and cash equivalents, an $18 million increase from August 3, 2002; inventories were $85 million, down 39%. There were no working capital borrowings at August 2, 2003 compared to $48 million last year. Cash flow from operations for the six month period, after capital expenditures, improved by $40 million from last year.

         J. Crew Group, Inc. is a leading retailer of men's and women's apparel, shoes and accessories. At August 2, 2003, the Company operated 155 retail stores, the J. Crew catalog business, jcrew.com, and 42 factory outlet stores.

Second Quarter Conference Call

         The Company's second quarter investor conference call with be held today, August 22, 2003 at 11 a.m. eastern time. The event will be available through an audio webcast at www.jcrew.com (click on "Help" and "Investor Relations") and www.companyboardroom.com, and will be archived on those websites. A telephone replay will also be available through August 29, 2003 at
(888) 286-8010, reference #14561916.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company's products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company's goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company's Form 10-

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K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

                               (tables to follow)

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J.Crew Group, Inc.
Summary Income Statement Data

                                                                          Thirteen weeks                    Twenty-six weeks
                                                               ---------------------------------   ---------------------------------
                                                                 08/02/2003         08/03/2002       08/02/2003        08/03/2002
                                                               ---------------    --------------   --------------   ----------------
                                                                        [$ in millions]                            [$ in millions]
Revenues                                                          $ 167.1           $ 167.6          $ 328.6             $ 334.7

Gross profit                                                         49.1              61.0            105.0               128.0

Selling, general and administrative expenses                         61.4              62.3            126.3               133.4

Severance costs                                                       0.5               0.2              1.4                 5.0

Interest expense                                                     13.1               9.5             22.8                19.1

Gain on exchange of debt (net of expenses of $3.0 million)           41.1                 -             41.1                   -

Income/(loss) before income taxes                                    15.2             (11.0)            (4.4)              (29.5)

Net income/(loss)                                                 $  15.2            $ (7.1)          $ (4.4)            $ (19.2)
                                                                  =======            ======           ======             =======


Summary of Revenues                                                       Thirteen weeks                    Twenty-six weeks
-------------------                                            ---------------------------------   ---------------------------------
                                                                 08/02/2003         08/03/2002       08/02/2003        08/03/2002
                                                               ---------------    --------------   --------------   ----------------
Retail                                                            $ 100.7           $  94.1          $ 182.5             $ 179.8
Direct

     Internet                                                        26.9              25.3             63.5                56.5
     Catalog                                                         11.3              20.6             29.7                45.6
                                                                  -------           -------          -------             -------
                                                                     38.2              45.9             93.2               102.1
                                                                  -------           -------          -------             -------
Factory                                                              20.3              20.9             36.1                36.9
Other                                                                 7.9               6.7             16.8                15.9
                                                                  -------           -------          -------             -------
                                                                  $ 167.1           $ 167.6          $ 328.6             $ 334.7
                                                                  =======           =======          =======             =======

Comp store sales:
     Retail                                                           2.0%                              -4.3%
     Factory                                                         -3.6%                              -4.6%


Number of stores
     Retail                                                           155               146
     Factory                                                           42                43

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J.Crew Group, Inc.

Summary Balance Sheet Data

                                                                   As of
                                                         --------------------------
Assets                                                   08/02/2003      08/03/2002
------                                                   ----------      ----------
                                                              [$ in millions]
Cash                                                     $     31.5      $     14.0

Inventories                                                    84.8           138.9

Property & equipment, net                                     155.9           185.1

Other                                                          45.1            51.2
                                                         ----------      ----------
     Total                                               $    317.3      $    389.2
                                                         ==========      ==========

Liabilities and Stockholders' deficit

Notes payable - bank                                     $        -      $     48.0

Accounts payable and other current liabilities                 96.7            93.8

Deferred credits                                               61.1            66.5

Long term debt (including current portion)                    291.5           288.3

Redeemable preferred stock                                    283.6           247.4

Stockholders' deficit                                        (415.6)         (354.8)
                                                         ----------      ----------
     Total                                               $    317.3      $    389.2
                                                         ==========      ==========

Summary Cash Flow

                                                               26 weeks ended
                                                         --------------------------
                                                         08/02/2003      08/03/2002
                                                         ----------      ----------
                                                              [$ in millions]
EBITDA (excluding the gain on exchange of debt) (a)      $     (6.3)     $      5.5

Cash interest                                                 (10.1)           (9.1)

Taxes paid                                                     (0.3)           (0.5)

Changes in working capital                                     11.7           (30.6)
                                                         ----------      ----------
Cash flow from operations                                      (5.0)          (34.7)

Capital expenditures                                           (4.8)          (15.5)

Cash flow from financing activities                            22.4            48.0
                                                         ----------      ----------
Change in cash                                           $     12.6      $     (2.2)
                                                         ==========      ==========

(a) Earnings before interest, taxes and depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income. The Company uses EBITDA as a supplemental measure of cash flow. Management and investors often use EBITDA as a measure of our ability to service our debt. Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies. EBITDA for the 26 weeks ended August 2, 2003 excluded the $41.1 million gain on exchange of debt.